Black Hills Corp. Reports 2021 Fourth Quarter and Full Year Results and Reaffirms 2022 Guidance

RAPID CITY, S.D. — Feb. 9, 2022 — Black Hills Corp. (NYSE: BKH) today announced financial results for the fourth quarter and full year ended Dec. 31, 2021. Net income and net income, as adjusted (non-GAAP) for the fourth quarter and full year 2021 compared to the fourth quarter and full year 2020 were:

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2021		2020		2021		2020
(in millions, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
GAAP:
Net income	$71.2	$1.11	$77.2	$1.23	$236.7	$3.74	$227.6	$3.65

Non-GAAP:
Net income, as adjusted *	$71.2	$1.11	$77.2	$1.23	$236.7	$3.74	$232.9	$3.73
* A schedule for the GAAP to non-GAAP adjustment reconciliation is provided below.

Full-year 2021 earnings per share of $3.74 benefited from new rates and rider investment recovery, customer growth and increased off-system energy sales. Record warm weather during the fourth quarter resulted in heating degree days 21% below normal for the company’s utility service territories, impacting earnings by $0.16 per share for the quarter.

“We are well-positioned for 2022 and beyond given strong strategic and regulatory progress throughout 2021,” said Linn Evans, president and CEO of Black Hills Corp. “Our team overcame the negative 2021 earnings impact from the unplanned events of Winter Storm Uri and an outage at our Wygen I power plant through disciplined cost management, strong off-system energy sales and regulatory outcomes, but these successes were ultimately overcome by record warm weather in the fourth quarter, especially December.

“Our resilient infrastructure and engaged team performed exceptionally well to deliver the energy our customers depend upon every day, especially during extreme weather events during the year. We deployed $680 million of capital investment in 2021 and enhanced our environmental, social and governance strategy and reporting. We also completed 51 consecutive years of dividend increases.

“I'm particularly pleased with our team’s strong regulatory progress. During 2021, we filed and obtained approvals of constructive settlements for natural gas rate reviews in Colorado, Iowa and Kansas. We also requested recovery of costs incurred to serve our customers during Winter Storm Uri and obtained approvals or reached constructive settlements in five states, with interim rates in place in Arkansas and Wyoming.

“Execution on our customer-focused strategy has positioned us to reaffirm our earnings guidance for 2022, and we are extending our 5% to 7% earnings per share growth target for 2023 through 2026. We plan to invest more than $3.2 billion over the next five years to accomplish our mission of improving life with energy by delivering the safe, reliable, cleaner and cost-effective energy our customers and communities need. We will file our Colorado Clean Energy Plan in 2022 and are on track to achieve our company-wide emissions reduction goals,” concluded Evans.

FOURTH QUARTER AND FULL YEAR 2021 HIGHLIGHTS AND UPDATES

Starting with the fourth quarter of 2021, the integrated power generation and mining businesses are reported within the Electric Utilities segment. Comparative periods presented reflect this change.

Electric Utilities

•On Jan. 5, 2022, South Dakota Electric and Wyoming Electric set new winter peak loads. This is the fourth new winter peak for Wyoming Electric since 2015. Wyoming Electric’s new winter peak load of 253 megawatts surpasses the previous peak of 247 megawatts set in December 2019. South Dakota Electric’s new winter peak of 327 megawatts surpasses the previous winter peak of 326 megawatts set in February 2021.

•During the fourth quarter, Wyoming Electric announced its Ready Wyoming electric transmission expansion initiative. The 285-mile, multiphase project will serve the growing needs of customers by enhancing the resiliency of its overall electric system and expanding access to power markets and renewable energy resources. The project will enable Wyoming Electric to maintain top-quartile reliability and support further economic growth in the Cheyenne area. Wyoming Electric plans to file an application with the Wyoming Public Service Commission seeking approval for the project in the first quarter of 2022. Following approval, construction would commence in early 2023.

•On Oct. 5, Black Hills and several other utilities in the western United States formed the Western Markets Exploratory Group to research the potential for an organized wholesale market in the western interconnect, including expanding transmission systems and other grid-related services. The group plans to identify market solutions that can help achieve carbon reduction goals while supporting reliable, cost-effective service for customers.

•On Aug. 24, Wyoming Electric issued a request for proposals under its Blockchain Interruptible Service tariff. We have narrowed the bidder’s list and selected finalists for contract negotiations.

•On July 28, Wyoming Electric set a new all-time peak load of 274 megawatts, surpassing the previous peak of 271 megawatts set in July 2020.

•On July 27, South Dakota Electric set a new all-time peak load of 397 megawatts, surpassing the previous peak of 378 megawatts set in August 2020.

•On June 30, South Dakota Electric and Wyoming Electric submitted an integrated resource plan to the South Dakota Public Utilities Commission and Wyoming Public Service Commission. The plan outlines a range of options for the two electric utilities over a 20-year planning horizon to meet long-term forecasted energy needs while retaining our relentless focus on reliability and resiliency of the grid. The analysis focused on the least-cost resource needs to best meet customers’ future peak energy needs while maintaining system flexibility and achieving the company’s generation emissions reduction goals. The plan’s preferred options for the near-term planning period through 2026 propose the addition of 100 megawatts of renewable generation, the conversion of Neil Simpson II to natural gas in 2025 and consideration of up to 20 megawatts of battery storage.

Gas Utilities

•On Dec. 30, Kansas Gas received approval from the Kansas Corporation Commission for a settlement agreement that renews its safety and integrity investment rider for an additional 5 years and migrates $6.6 million of rider revenue into base rates effective Jan.1, 2022. The settlement benefits customers through a net neutral base rate impact. The settlement also provides recent federal and state tax reform benefits of approximately $3 million annually for the next three years.

•On Dec. 28, Iowa Gas received approval from the Iowa Utilities Board for a settlement agreement seeking recovery of significant infrastructure investments in its 5,000-mile natural gas pipeline system. The settlement agreement increases annual revenue by $3.7 million with a capital structure of 50% equity and 50% debt and a return on equity of 9.6%. The agreement also migrates $2.2 million of rider revenue to base rates and renews a safety and integrity rider for an additional five years. New rates were effective Jan. 1, 2022, replacing interim rates that were effective June 11, 2021.

•On Dec. 13, Colorado Gas received approval for a settlement agreement with the Colorado Public Utilities Commission for its rate review application filed June 1. The settlement includes $6.5 million in new annual revenue based on a capital structure of 50.3% equity and 49.7% debt and a return on equity of 9.2%, with new rates effective Jan. 1, 2022.

•On Dec. 10, Arkansas Gas filed a rate review application with the Arkansas Public Service Commission seeking recovery of more than $220 million of investments in safety, system integrity and reliability for more than 7,200 miles of natural gas pipeline infrastructure. The rate review requests an increase in annual revenue of $21.6 million with a capital structure of 50.9% equity and 49.1% debt and a return on equity of 10.2%. The request also seeks to implement an enhanced safety, integrity and reliability rider. The request seeks to finalize rates in the fourth quarter of 2022.

•On July 6, Colorado Gas received approval from the Colorado Public Utilities Commission for a system safety and integrity rider to recover safety and integrity focused investments in its system for three years beginning Jan. 1, 2022. The return on investments will be the current weighted-average cost of long-term debt.

•In the second quarter, Black Hills submitted applications seeking recovery of $546 million of incremental costs resulting from Winter Storm Uri in the first quarter. Subsequently, Kansas Gas, Iowa Gas, Nebraska Gas and South Dakota Electric received commission approvals of their recovery applications, while Arkansas Gas and Wyoming Gas filed recovery plans and received approvals for interim recovery. Colorado Electric and Colorado Gas have each filed settlement agreements for their applications that are pending final approval by the Colorado Public Utilities Commission.

•On Jan. 26, Nebraska Gas received approval from the Nebraska Public Service Commission to consolidate rate schedules into a new, single statewide structure and recover significant infrastructure investments in its 13,000-mile natural gas pipeline system. Final rates were effective March 1 and are expected to generate $6.5 million in new annual revenue with a capital structure of 50% equity and 50% debt and an authorized return on equity of 9.5%. The approval also includes an extension of the System Safety and Integrity Rider for five years and an expansion of this mechanism across its consolidated jurisdictions.

Corporate

•On Jan. 26, 2022, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on Feb. 14, 2022, will receive $0.595 per share, payable on March 1, 2022.

•On Aug. 26, Black Hills issued $600 million of 1.037% 3-year senior notes due 2024. Proceeds were used to repay short-term debt related to Winter Storm Uri.

•On July 19, Black Hills amended and restated its revolving credit facility with similar terms as the former facility, maintaining total commitments of $750 million and extending the term through July 19, 2026.

•During 2021, Black Hills issued a total of 1.8 million shares of new common stock for net proceeds of $119 million under its at-the-market equity offering program.

2022 EARNINGS GUIDANCE REAFFIRMED

Black Hills is reaffirming its guidance for 2022 earnings per share available for common stock to be in the range of $3.95 to $4.15, based on the following updated assumptions:

•Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Constructive and timely outcomes of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Adjusted contract price for Wygen I power purchase agreement beginning Jan. 1, 2022;
•Production tax credits of $20 million associated with wind generation assets;
•Capital investment of $611 million;
•Equity issuance of $100 million to $120 million through the at-the-market equity offering program; and
•No material net impact from COVID-19.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS (Unaudited)

(Minor differences may result due to rounding)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2021	2020	2021	2020
	(in millions)
Operating income:
Electric Utilities (a)	$43.0	$47.8	$202.7	$211.0
Gas Utilities	71.8	76.6	211.2	215.9
Corporate and Other	(0.9)	1.5	(4.4)	1.4
Operating income	114.0	126.0	409.4	428.3

Interest expense, net	(38.6)	(36.4)	(152.4)	(143.5)
Impairment of investment	—	—	—	(6.9)
Other income (expense), net	(0.2)	(1.6)	1.4	(2.3)
Income tax benefit (expense)	(0.8)	(7.4)	(7.2)	(32.9)
Net income	74.3	80.5	251.3	242.8
Net income attributable to noncontrolling interest	(3.2)	(3.3)	(14.5)	(15.2)
Net income available for common stock	$71.2	$77.2	$236.7	$227.6
___________________
(a)    Starting with the fourth quarter of 2021, the integrated power generation and mining businesses are reported within the Electric Utilities segment. Comparative periods presented reflect this change.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2021	2020	2021	2020
Weighted average common shares outstanding (in thousands):
Basic	64,019	62,581	63,219	62,378
Diluted	64,130	62,661	63,325	62,439

Earnings per share:
Earnings per share, Basic	$1.11	$1.23	$3.74	$3.65
Earnings per share, Diluted	$1.11	$1.23	$3.74	$3.65

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EST on Thursday, Feb. 10, 2022, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 7227287 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

ANNUAL MEETING OF SHAREHOLDERS

The company’s annual meeting of shareholders will be held on Tuesday, April 26, 2022, at 9:30 a.m. local time, at Black Hills’ company headquarters located at 7001 Mt. Rushmore Road in Rapid City, South Dakota. The company plans to mail the Annual Report and Proxy Statement on or about March 17, 2022, to shareholders of record as of March 7, 2022.

USE OF NON-GAAP FINANCIAL MEASURES

Net income available for common stock, as adjusted

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income available for common stock, as adjusted, is defined as Net income, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2021		2020		2021		2020
(In millions, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income available for common stock (GAAP)	$71.2	$1.11	$77.2	$1.23	$236.7	$3.74	$227.6	$3.65
Adjustments:
Impairment of investment	—	—	—	—	—	—	6.9	0.11

Tax on Adjustments:
Impairment of investment	—	—	—	—	—	—	(1.6)	(0.03)

Adjustments, net of tax	—	—	—	—	—	—	5.3	0.08

Net income available for common stock, as adjusted (non-GAAP)	$71.2	$1.11	$77.2	$1.23	$236.7	$3.74	$232.9	$3.73

Gas and Electric Utility Margin

Gas and Electric Utility margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of operation and maintenance expenses, depreciation and amortization expenses, and property and production taxes from the measure. The presentation of Gas and Electric Utility margin is intended to supplement investors’ understanding of operating performance. Electric Utility margin is calculated as operating revenue less cost of fuel and purchased power. Gas Utility margin is calculated as operating revenue less cost of gas sold. Our Gas and Electric Utility margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact Gas and Electric Utility margin as a percentage of revenue, they only impact total Gas and Electric Utility margin if the costs cannot be passed through to customers. Our Gas and Electric Utility margin measure may not be comparable to other companies’ Gas and Electric Utility margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three and twelve months ended Dec. 31, 2021, compared to the three months and twelve months ended Dec. 31, 2020, are discussed below.

As noted above, in the fourth quarter of 2021, we integrated our power generation and mining businesses within the Electric Utilities segment. The alignment is consistent with the current way our CODM evaluates the performance of the business and makes decisions related to the allocation of resources. Comparative periods presented reflect this change.

The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Electric Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Revenue	$195.4	$182.1	$13.3	$842.3	$738.9	$103.4
Fuel and purchased power	51.0	33.8	17.2	248.0	138.6	109.4
Electric Utility margin (non-GAAP)	144.4	148.3	(3.9)	594.2	600.3	(6.1)

Operations and maintenance	67.5	69.9	(2.4)	260.0	265.7	(5.7)
Depreciation and amortization	33.8	30.6	3.2	131.5	123.6	7.9
Operating income	$43.0	$47.8	$(4.8)	$202.7	$211.0	$(8.3)

Fourth Quarter 2021 Compared with Fourth Quarter 2020

Electric Utility margin decreased as a result of:

(in millions)
Wygen I unplanned outage (a)	$(7.4)
Weather	(1.1)
Mark-to-market on wholesale energy contracts	2.1
Increased commercial and industrial demand	1.5
Power marketing and wholesale	1.5
Rider recovery	1.0
Other	(1.5)
Total decrease in Electric Utility margin	$(3.9)
___________________
(a) On September 19, 2021, Wygen I experienced an unplanned outage that continued through mid-December 2021. We are currently assessing insurance recovery opportunities in 2022.

Operations and maintenance expense decreased primarily due to lower employee costs, lower outside services related expenses, prior year COVID-19 expenses and lower overburden, royalties and production taxes on decreased mining volumes partially offset by $1.0 million of expenses from the Wygen I unplanned outage.

Depreciation and amortization increased primarily due to higher asset base driven by prior and current year capital expenditures.

Full Year 2021 Compared to Full Year 2020

Electric Utility margin decreased as a result of:

(in millions)
TCJA-related bill credits (a)	$(10.2)
Wygen I unplanned outage (b)	(8.5)
Prior year release of TCJA revenue reserves	(2.2)
Weather	(1.2)
Winter Storm Uri impacts (c)	(0.4)
Power marketing and wholesale	5.9
Residential customer growth and increased usage per customer	5.1
Rider recovery	4.2
Prior year COVID-19 impacts	1.8
Other	(0.6)
Total decrease in Electric Utility margin	$(6.1)
___________________
(a) In February and April 2021, Colorado Electric delivered TCJA-related bill credits to its customers. These bill credits were offset by a reduction in income tax expense and resulted in a minimal impact to Net income.
(b)    On September 19, 2021, Wygen I experienced an unplanned outage that continued through mid-December 2021. We will assess insurance recovery opportunities in 2022.
(c)    As a result of Winter Storm Uri, our Electric Utilities incurred $2.1 million of incremental fuel costs that are not recoverable through our fuel cost recovery mechanisms which were mostly offset by $1.7 million of increased Electric Utility margin realized under Black Hills Wyoming’s Economy Energy PSA.

Operations and maintenance expense decreased primarily due to a $3.1 million prior year expense related to the early retirement of certain non-regulated generation assets, $2.7 million of lower overburden, production taxes and other operating expenses on decreased mining volumes, $2.0 million of prior year COVID-19 expenses and $1.7 million of decreased bad debt expense associated with lower expected credit losses partially offset by $2.7 million of increased expenses related to planned and unplanned outages at our generation facilities and $1.0 million of increased operating expenses from new wind assets.

Depreciation and amortization increased primarily due to higher asset base driven by prior and current year capital expenditures.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2021	2020	2021	2020
Quantities Sold (MWh):
Retail Sales	1,323,679	1,294,777	5,483,965	5,404,575
Contracted Wholesale	158,158	143,646	574,137	492,637
Off-system/Power Marketing Wholesale	309,497	116,391	638,923	437,288
Integrated Generation	72,052	69,060	269,558	258,399
Total quantities sold	1,863,386	1,623,874	6,966,583	6,592,899

Contracted generating facilities availability by fuel type:
Coal	80.7%	94.5%	86.7%	94.3%
Natural gas and diesel fuel	98.0%	84.7%	95.5%	84.6%
Wind	96.2%	95.2%	95.8%	95.1%
Total availability	93.0%	89.4%	93.2%	89.2%

Wind capacity factor	43.3%	33.9%	34.0%	31.8%

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
Degree Days	2021		2020		2021		2020
	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	1,996	(20)%	2,258	(9)%	5,974	(7)%	6,056	(6)%
Cooling Degree Days	5	114%	7	209%	973	40%	985	41%

Gas Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Revenue	$371.6	$308.9	$62.7	$1,124.9	$974.7	$150.2
Cost of natural gas sold	195.4	127.6	67.8	494.7	354.6	140.1
Gas Utility margin (non-GAAP)	176.2	181.2	(5.0)	630.1	620.0	10.1

Operations and maintenance	77.2	80.2	(3.0)	314.8	303.6	11.2
Depreciation and amortization	27.2	24.4	2.8	104.2	100.6	3.6
Operating income	$71.8	$76.6	$(4.8)	$211.2	$215.9	$(4.7)

Fourth Quarter 2021 Compared with Fourth Quarter 2020

Gas Utility margin decreased as a result of:

(in millions)
Weather	$(11.0)
Mark-to-market on non-utility natural gas commodity contracts	(2.5)
New rates	4.8
Winter Storm Uri carrying costs (a)	2.2
Other	1.5
Total decrease in Gas Utility margin	$(5.0)
____________________
(a)    In certain jurisdictions, we have Commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense.

Operations and maintenance expense decreased primarily due to lower outside services expenses and lower employee costs.

Depreciation and amortization increased primarily due to a higher asset base driven by prior and current year capital expenditures.

Full Year 2021 Compared to Full Year 2020

Gas Utility margin increased as a result of:

(in millions)
New rates	$20.5
Carrying costs on Winter Storm Uri regulatory asset (a)	4.0
Increased transport and transmission	2.2
Prior year COVID-19 impacts	1.8
Mark-to-market on non-utility natural gas commodity contracts	0.9
Black Hills Energy Services Winter Storm Uri costs (b)	(8.2)
Weather	(6.8)
TCJA-related bill credits (c)	(2.9)
Other	(1.4)
Total increase in Gas Utility margin	$10.1
____________________
(a)    In certain jurisdictions, we have Commission approval to recover carrying costs on Winter Storm Uri regulatory assets which offset increased interest expense.
(b)    Black Hills Energy Services offers fixed contract pricing for non-regulated gas supply services to our regulated natural gas customers. The increased cost of natural gas sold during Winter Storm Uri is not recoverable through a regulatory mechanism.
(c)    In June 2021, Nebraska Gas delivered TCJA-related bill credits to its customers. These bill credits were offset by a reduction in income tax expense and resulted in a minimal impact to Net income.

Operations and maintenance expense increased primarily due to $9.6 million of higher employee costs, $3.3 million of higher property taxes due to a higher asset base driven by prior and current year capital expenditures and $2.0 million of higher outside services expenses. The increase in expense was partially offset by $4.4 million of decreased bad debt expense associated with lower expected credit losses.

Depreciation and amortization increased primarily due to a higher asset base driven by prior and current year capital expenditures partially offset by lower depreciation rates approved in the Nebraska Gas and Colorado Gas rate reviews.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2021	2020	2021	2020
Quantities Sold and Transported (Dth):
Distribution	26,882,414	31,910,390	95,432,697	97,627,844
Transport and Transmission	40,446,027	40,095,295	154,570,280	149,062,476
Total Quantities Sold	67,328,441	72,005,685	250,002,977	246,690,320

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2021		2020		2021		2020
	Actual	Variance From Normal	Actual	Variance From Normal	Actual	Variance From Normal	Actual	Variance From Normal
Heating Degree Days	1,970	(21)%	2,307	(8)%	5,948	(8)%	6,038	(6)%

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Operating income (loss)	$(0.9)	$1.5	$(2.4)	$(4.4)	$1.4	$(5.8)

Fourth Quarter and Full Year 2021 Compared with Fourth Quarter and Full Year 2020

The variance in Operating income (loss) was primarily due to a prior year fourth quarter favorable true-up of employee costs which was allocated to our subsidiaries in the current year first quarter. This allocation was offset in our business segments and had no impact to consolidated results.

Consolidated Interest Expense, Impairment of Investment, Other Income (Expense) and Income Tax Benefit (Expense)

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2021	2020	2021 vs. 2020	2021	2020	2021 vs. 2020
	(in millions)
Interest expense, net	$(38.6)	$(36.4)	$(2.2)	$(152.4)	$(143.5)	$(8.9)
Impairment of investment	—	—	—	—	(6.9)	6.9
Other income (expense), net	(0.2)	(1.6)	1.4	1.4	(2.3)	3.7
Income tax benefit (expense)	(0.8)	(7.4)	6.6	(7.2)	(32.9)	25.7

Interest expense, net

Fourth Quarter 2021 Compared with Fourth Quarter 2020

The increase in Interest expense, net was due to higher debt balances driven by the August 2021 senior unsecured notes and February 2021 term loan partially offset by lower interest rates.

Full Year 2021 Compared with Full Year 2020

The increase in Interest expense, net was due to higher debt balances driven by the August 2021 senior unsecured notes, February 2021 term loan and the June 2020 senior unsecured notes partially offset by lower interest rates.

Impairment of Investment

Full Year 2021 Compared to Full Year 2020

In the prior year, we recorded a pre-tax non-cash write-down of $6.9 million in our investment in equity securities of a privately held oil and gas company. The impairment was triggered by continued adverse changes in future natural gas prices and liquidity concerns at the privately held oil and gas company.

Other Income (Expense)

Fourth Quarter 2021 Compared with Fourth Quarter 2020

The variance in Other income (expense), net was primarily due to lower non-service pension costs driven by a lower discount rate and lower costs for our non-qualified benefit plans which were driven by market performance.

Full Year 2021 Compared to Full Year 2020

The variance in Other income (expense), net was primarily due to lower non-service pension costs driven by a lower discount rate, lower costs for our non-qualified benefit plans which were driven by market performance and recognition of death benefits from Company-owned life insurance.

Income Tax Benefit (Expense)

Fourth Quarter 2021 Compared with Fourth Quarter 2020

For the three months ended Dec. 31, 2021, the effective tax rate was 1.1% compared to 8.5% for the same period in 2020. The lower effective tax rate is primarily due to $3.5 million of increased flow-through tax benefits related to repairs and gain deferral, $1.5 million of increased tax benefits from amortization of excess deferred income taxes and $1.5 million of increased tax benefits from federal production tax credits associated with new wind assets partially offset by prior year one-time research and development tax credits.

Full Year 2021 Compared to Full Year 2020

For the year ended Dec. 31, 2021, the effective tax rate was 2.8% compared to 11.9% in 2020. The lower effective tax rate is primarily due to $10 million of increased tax benefits from Colorado Electric and Nebraska Gas TCJA-related bill credits to customers (which is offset by reduced revenue), $6.6 million of increased flow-through tax benefits related to repairs and gain deferral, $4.6 million of increased tax benefits from federal production tax credits associated with new wind assets, $2.9 million of increased tax benefits from amortization of excess deferred income taxes and $2.6 million from various statutory rate changes. These current year tax benefits were greater than prior year tax benefits from one-time research and development tax credits and the reversal of accrued excess deferred income taxes as part of resolving the last of the Company’s open dockets seeking approval of its TCJA plans.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.3 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2022 earnings guidance and long-term growth targets. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2020 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•The accuracy of our assumptions on which our earnings guidance and growth targets are based;

•Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•Our ability to complete our capital program in a cost-effective and timely manner;

•Our ability to execute on our strategy, including targets of a 50 to 60 percent dividend payout ratio and continuing our track record of continuous annual dividend increases;

•Our ability to successfully execute our financing plans;

•Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•Board of Directors’ approval of any future quarterly dividends;

•The impact of future governmental regulation;

•The effects of inflation and volatile energy prices; and

•Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended Dec. 31, 2021	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$195.4	$371.6	$(4.5)	$562.5

Fuel, purchased power and cost of natural gas sold	51.0	195.4	(0.2)	246.3
Operations and maintenance	67.5	77.2	(3.5)	141.2
Depreciation, depletion and amortization	33.8	27.2	0.1	61.1
Operating income (loss)	$43.0	$71.8	$(0.9)	$114.0

Interest expense, net				(38.6)
Impairment of investment				—
Other income (expense), net				(0.2)
Income tax benefit (expense)				(0.8)
Net income				74.3
Net income attributable to non-controlling interest				(3.2)
Net income available for common stock				$71.2

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2021	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$842.3	$1,124.9	$(18.0)	$1,949.1

Fuel, purchased power and cost of natural gas sold	248.0	494.7	(0.8)	741.9
Operations and maintenance	260.0	314.8	(13.1)	561.8
Depreciation, depletion and amortization	131.5	104.2	0.3	236.0
Operating income (loss)	$202.7	$211.2	$(4.4)	$409.4

Interest expense, net				(152.4)
Impairment of investment				—
Other income (expense), net				1.4
Income tax benefit (expense)				(7.2)
Net income				251.3
Net income attributable to non-controlling interest				(14.5)
Net income available for common stock				$236.7

	Consolidating Income Statement
Three Months Ended Dec. 31, 2020	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$182.1	$308.9	$(4.6)	$486.4

Fuel, purchased power and cost of natural gas sold	33.8	127.6	(0.2)	161.2
Operations and maintenance	69.9	80.2	(6.0)	144.2
Depreciation, depletion and amortization	30.6	24.4	0.1	55.0
Operating income (loss)	$47.8	$76.6	$1.5	$126.0

Interest expense, net				(36.4)
Impairment of investment				—
Other income (expense), net				(1.6)
Income tax benefit (expense)				(7.4)
Net income				80.5
Net income attributable to non-controlling interest				(3.3)
Net income available for common stock				$77.2

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2020	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$738.9	$974.7	$(16.6)	$1,696.9

Fuel, purchased power and cost of natural gas sold	138.6	354.6	(0.8)	492.4
Operations and maintenance	265.7	303.6	(17.5)	551.8
Depreciation, depletion and amortization	123.6	100.6	0.3	224.5
Operating income (loss)	$211.0	$215.9	$1.4	$428.3

Interest expense, net				(143.5)
Impairment of investment				(6.9)
Other income (expense), net				(2.3)
Income tax benefit (expense)				(32.9)
Net income				242.8
Net income attributable to non-controlling interest				(15.2)
Net income available for common stock				$227.6

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969